Exhibit 23.2(d)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members

Bourland & Leverich Holdings LLC:

We consent to the use of our report dated February 29, 2012, with respect to the consolidated balance sheet of Bourland & Leverich Holdings LLC and subsidiary as of December 31, 2011, and the related consolidated statements of operations, members’ interest, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Baton Rouge, Louisiana

April 23, 2012